Exhibit 10.34

CO-LOCATION SERVICES AGREEMENT

THIS CO-LOCATION SERVICES AGREEMENT (the “Agreement”) made this 19th day of February 2003 (“Effective Date”) is by and between SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation (“SAVVIS”), and LookSmart, Ltd., a Delaware corporation (“Customer”)

WHEREAS, SAVVIS has a leasehold interest in a certain office space in 390 Main Street, San Francisco, California, United States (the “Premises”), which may be suitable for the placement and operation of telecommunications equipment;

WHEREAS, for the purpose of placing therein certain telecommunications equipment and cabling (the “Equipment”), Customer desires access to the Premises located at SAVVIS’ San Francisco data center for the purposes of co-locating its Equipment (the “On-Net Co-location”);

WHEREAS, Customer desires to acquire certain bandwidth (the “Connection”, and together with the On-Net Co-location, the “Services”) from SAVVIS; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

I.    SERVICES.

A.    SAVVIS shall provide Customer the Services described on the Order Form attached hereto and incorporated herein as Exhibit A, the terms and conditions of which are by this reference incorporated in full herein, for the price and on the terms as set forth on the Order Form. Customer shall also be responsible for all connection and local access charges incurred by SAVVIS for additional network connection for carrier facilities requested by Customer, and if SAVVIS is providing Customer the local loop, Customer will be billed by SAVVIS for such amounts. A Statement of Work (“SOW”) for On-Net Co-location specified in Exhibit D shall be mutually agreed upon and finalized by the parties within ten (10) business days of the signing of this Agreement. Such SOW shall be attached hereto and incorporated herein as Exhibit D. Customer will timely provide to SAVVIS all information and documents necessary to develop and complete the SOW, including but not limited to Customer’s configuration, and coordinate with SAVVIS in the development and completion of such SOW. SAVVIS reserves the right to add new or modify existing one-time costs dependant on the final SOW, such additional costs not to exceed five thousand dollars ($5,000.00) unless Customer’s power, space, or environmental requirements materially differ from the initial proposal of the SOW attached hereto and incorporated herein as Exhibit G. Exhibit G shall be replaced and superseded by a final Exhibit D. The On-Net Co-location services shall be provided in accordance with the On-Net Co-location SLA attached hereto and incorporated herein as Exhibit C. The Premium Bandwidth Internet Connection shall be provided in accordance with the Internet SLA attached hereto and incorporated herein as Exhibit E.

B    Customer’s Equipment shall be placed in a caged environment in the Premises (“Customer Environment”).

C.    In connection with the Customer Environment made available herein, SAVVIS shall perform services that support the overall operation of the Premises (e.g., janitorial services, environmental systems maintenance and power plant maintenance) at no additional charge to Customer. Customer shall not place any Equipment in the Customer Environment which is unsafe or creates any type of hazard.

D.    Prior to each visit by Customer to the Customer Environment, Customer shall notify the SAVVIS Network Control Center of the time and date that it intends to visit the Customer Environment. Customer’s access shall be subject to the landlord’s uniformly applied security measures. To access the Customer Environment, Customer shall notify the SAVVIS Network Control Center (“NCC”). During normal business hours Monday through Friday, 8am – 5pm local time, excluding holidays, and in emergency situations, the NCC will use commercially reasonable efforts to provide Customer with an escorted access as expediently as possible in a time not to exceed thirty (30) minutes from the NCC’s receipt of the request. After business hours or on holidays, the NCC will arrange an escorted visit within 2 hours of its receipt of the request for non-emergency visits. All visits will be escorted. Customer will not be liable for any charges for or related to accessing the facility. All additional services performed by SAVVIS, including but not limited to Remote Hands Access services will be only conducted at the request of Customer and will be tracked using a trouble ticket and will be subject to charges attached hereto and incorporated herein as Exhibit B.

E.    Customer acknowledges that it is receiving Services only and is not entitled to occupy the Premises or the Customer Environment other than as provided herein. Further, Customer has not been granted any real property interests in the Customer Environment or the Premises. SAVVIS warrants and represents that it has the authority to enter this Agreement and that it has the authority to grant the rights specified herein to Customer for Customer Environment. The Equipment shall not be deemed or become fixtures in the Premises. Customer’s Equipment is necessary for the provision of the Services by SAVVIS under this Agreement.

II.    TERM OF AGREEMENT, TERMINATION AND RENEWAL.

A.    Subject to Section II.B, the term of the Agreement shall be five (5) years from the Effective Date, which term shall renew automatically for one (1) month periods until Customer or SAVVIS provides thirty (30) days written notice to the other party (“Agreement Term”). The initial Connections or Service ordered on the Effective Date shall have a minimum term of five (5) years for such Connection or Service commencing from the Effective Date (“Connection Initial Term”). Each Connection or Service shall automatically renew for successive periods equal to one (1) month for such Connection or Service unless terminated by either party at least thirty (30) days prior to the then current date for termination. Unless otherwise set forth herein, SAVVIS reserves the right to change its rates or the SLA during any renewal term by notifying Customer at least sixty (60) days in advance of the effective date of such rate or SLA change. Notwithstanding the foregoing to the contrary, the renewal term will terminate on the earlier of (i) the expiration of SAVVIS’ underlying lease for the Premises (“Lease”), or (ii) the earlier termination of Lease.

The term of any additional Service ordered by Customer, that is included in SAVVIS’ standard product offering as detailed below, shall be coterminous with the Connection Initial Term, unless both parties agree otherwise. The initial standard product is attached as Exhibit F to this Agreement. The parties will meet every six (6) months to update such list. For any additional Service that is not included in SAVVIS’ standard product offering list, the parties shall agree upon the pricing and term for such non-standard offering. Any additional order extending past the then-current Term of this Agreement shall be completed as if this Agreement remained fully in effect, and this Agreement shall be deemed extended through the termination date of the additional order, provided however that Customer may terminate all such orders upon thirty (30) days written notice to SAVVIS.

B.    In the event that SAVVIS’ Lease terminates, SAVVIS’ Lease expires prior to the end of the term of this Agreement, or in the event of an emergency, SAVVIS will use its commercially reasonable efforts, as SAVVIS deems in its reasonable opinion, to assist Customer to transition its Services to an alternate SAVVIS network facility mutually agreed upon by the parties, which site shall afford comparable environmental conditions for the Equipment and comparable accessibility to the Equipment, and provided that the new location is within a five (5)-mile radius from the data center without crossing a water barrier. SAVVIS and Customer will work together in good faith to minimize any disruption of Customer’s Services as a result of such relocation. SAVVIS will be responsible for the cost of any such relocation, except that SAVVIS shall not be responsible for relocating facilities installed in violation of Paragraph IV.F.

C.    Upon termination or expiration of the Agreement, Customer agrees to remove the Equipment and other property that has been installed by Customer or its agents. In the event such Equipment or property has not been removed within thirty (30) days of the effective termination or expiration date, the Equipment shall be deemed abandoned and Customer shall lose all rights and title thereto.

D.    In the event the Premises become the subject of a taking by eminent domain by any authority having such power, either party shall have the right to terminate this Agreement with no further liability to the other party. SAVVIS shall attempt to give Customer reasonable advance notice of the removal schedule. Customer shall have no claim against SAVVIS for any relocation expenses, any part of any award that may be made for such taking or the value of any unexpired term or renewed periods that result from a termination by SAVVIS under this provision, or any loss of business from full or partial interruption or interference due to any termination. However, nothing contained in this Agreement shall prohibit Customer from seeking any relief or remedy against the condemning authority in the event of an eminent domain proceeding or condemnation that affects the Customer Environment.

III.    PRICES AND PAYMENT TERMS AND PRICE REVIEW.

A.    SAVVIS shall commence the monthly recurring billing on the Customer Environment as set forth on Exhibit A when SAVVIS delivers the Customer Environment for Customer’s use as specified in the SOW, provided that if Customer starts using the Customer Environment prior to completion of the work in the SOW, Customer will begin paying (i) a pro-rata portion of the applicable space charge based on the percentage planned racks as specified in the SOW actually utilized and (ii) a fee for power actually utilized by Customer in the Premises. SAVVIS shall commence monthly recurring billing on the Buildout as set forth in Exhibit A upon mutual agreement of a SOW. Billing for the Connection (recurring and nonrecurring) shall commence when SAVVIS completes the work in the SOW, provided that if Customer starts using the Connection prior to completion of the work in the SOW, Customer will begin paying the applicable Connection charge for the Connection actually utilized. Customer will be invoiced monthly for all amounts due and owing to SAVVIS. All payments are due within thirty (30) days after the date of such invoice. All payments required by this Agreement are exclusive of any national, state, municipal or other governmental excise, sales, value-added and occupational taxes and other levies, all of which Customer shall be responsible for, and will pay in full, other than taxes based on SAVVIS’ net income. Customer will be deemed to be in default hereunder if payment is not received within thirty (30) days after the date of such invoice and in addition to its other remedies, SAVVIS may charge Customer an interest rate equal to the lesser of 1-1/2% per month or the maximum amount permitted by the law of Customer’s state. In the event Customer moves the location of its Connection, SAVVIS reserves the right to charge Customer an additional fee to be communicated to Customer in advance. In the event SAVVIS is unable to activate the Connection or Service due to any reason, issue or delay caused either directly or indirectly by the Customer or its agents, such Connection or Service will be deemed activated and SAVVIS shall commence billing for Connection or Services rendered when SAVVIS is ready to activate such Connection or Service.

B.    Customer agrees to reimburse SAVVIS for all reasonable repair or restoration costs associated with damage or destruction caused by Customer, its personnel, its agents or its suppliers/contractors or Customer’s visitors during the Term or any renewal or as a consequence of its removal of the Equipment or property installed in the Customer Environment.

C.    Upon the request of Customer, the parties shall review the pricing on bandwidth nine (9) months after the Effective Date and each nine (9) months thereafter. In the event that the rate for bandwidth charged by SAVVIS is more than twenty percent (20%) higher than that being paid by Customer for premium bandwidth used by Customer at the Customer Environment from other top tier telecommunications providers (as ranked by a independent third party ranking agency accepted by the industry) for materially comparable services with like terms and conditions, Customer will have the option at its sole discretion to terminate all existing Connections (at no penalty to Customer) and to not purchase any further bandwidth services from SAVVIS. Notwithstanding the foregoing to the contrary, SAVVIS shall have the option at its sole discretion to adjust its then-current pricing before any such election to terminate takes place, provided such adjustment is communicated no later than five (5) business days after Customer’s request.

IV.    ADDITIONAL TERMS GOVERNING THE CONNECTION; INSTALLATION OF EQUIPMENT.

A.    SAVVIS shall allocate Customer IP addresses in accordance with RFC 2050.

B.    SAVVIS offers Customer access to the Internet. Customer hereby acknowledges that the Internet is not owned, operated, managed by or in any way affiliated with SAVVIS or any of its affiliates, and that it is a separate network of computers independent of SAVVIS. Customer’s use of the Internet is solely at Customer’s own risk and is subject to all applicable local, state, national and international laws and regulations. Access to the Internet is dependent on numerous factors, technologies and systems, many of which are beyond SAVVIS’ authority and control.

C.    SAVVIS’ network may only be used for lawful purposes. SAVVIS reserves the right to monitor Customer’s activity for internal network utilization and reliability purposes only. SAVVIS’ utilization and reliability monitoring does not include examination of Customer payload data, unless (i) such examination is deemed necessary to troubleshoot a Customer issue, and the Customer consents to such examination; or (ii) such examination is pursuant to any judicial order, search warrant, or statutory requirement, in which event SAVVIS shall provide notice thereof to Customer, to the extent that the judicial order, search warrant, or statutory requirement permits said notice. Any monitoring by SAVVIS is subject to the confidentiality provision set forth in this Agreement. The transmission of any material in violation of any federal, state, or other applicable law or regulation is prohibited. Such laws include laws governing copyright, trade secret, and obscenity. SAVVIS has zero tolerance for unsolicited bulk commercial e-mail messages and reserves the right to suspend the Connection(s) in the event that SAVVIS becomes aware that Customer, or persons making use of Customer’s services is using the SAVVIS network for the distribution of unsolicited bulk commercial e-mail messages in order to investigate the situation. In the event that SAVVIS’ investigation reasonably shows that Customer knowingly distributed unsolicited bulk commercial e-mails, SAVVIS may terminate the Connection(s); and such termination of the Connection(s) shall not be subject to the cure period specified in Section VI.A. SAVVIS-provided facilities, DNS, Connections or services may not be used to send unsolicited bulk commerciale-mails, nor may SAVVIS facilities, DNS, Connections or services be used to host any web site or other network resource which is advertised directly or indirectly through unsolicited bulk commercial e-mail. In the absence of verifiable evidence to the contrary, SAVVIS considers complaints by recipients of e-mails to be de-facto proof that the recipient did not
 “opt-in” or otherwise ask to receive the e-mail(s) about which a complaint was generated. Notwithstanding the foregoing, unless prevented by a lawful order issued by a court of competent jurisdiction, statute, immediate termination notice received from SAVVIS’ upstream provider, or SAVVIS’ sole but reasonable determination that its network or customers are in immediate jeopardy, SAVVIS will notify customer prior to taking any action that would result in a service interruption.

In the event that SAVVIS receives any disconnection or depeering warning or notice related to Customer’s use of the Connection (hereafter “Notice”) which SAVVIS may receive from various Internet peers and transit providers, SAVVIS may terminate the applicable Connection. In the event that SAVVIS receives any such Notice, SAVVIS reserves the right to take immediate action as necessary to remedy such Notice, including the right to immediately terminate the applicable Connection. The terms “peer” and “transit provider” are used in the Internet industry standard manner, and refer to carriers with whom SAVVIS exchanges IP traffic, whether for compensation (“transit provider”) or not (“peer”).

In the event SAVVIS terminates a Connection pursuant to this Section IV.C., Customer will pay SAVVIS a fee equal to the minimum charge for that Connection for the lesser of (i) for two months or (ii) the remainder of the nine (9) month review term, whichever is less. Customer will have no further liability to SAVVIS related to the terminated Connection.

D.    Customer’s usage of other networks connected to SAVVIS’ network must comply with the rules appropriate for that other network. SAVVIS exercises no control whatsoever over the content of the information passing through its network.

E.    Routine maintenance and periodic system repairs, upgrades and reconfigurations may result in temporary impairment or interruption in the Connection. Except as set forth in the terms and conditions of this Agreement and the SAVVIS’ On-Net

Co-location Service Level Agreement (“SLA”) attached hereto as Exhibit C, SAVVIS shall provide continuous or uninterrupted service. Notice for any routine maintenance shall be posted on the SAVVIS website and provided in writing to the technical contacts provided by Customer. The provisions set forth in the SLA shall be Customer’s sole and exclusive remedy in the event of any SLA deficiency, including but not limited to unavailability of the Connection.

Scheduled Maintenance Windows (United States only):

Scheduled Maintenance can be viewed at: http://www.savvis.net/customer/index.html

Tuesday 2am - 6am*

Thursday 2am - 6am*

Saturday 4am - 8am*

*    All times listed under Scheduled Maintenance Windows are Pacific Time and subject to change without notice. SAVVIS will use commercially reasonable efforts, as determined solely by SAVVIS, to perform routine maintenance only during the Saturday maintenance window.

F.    Customer shall not make any construction changes or material alterations to the interior or exterior portions of the Customer Environment, including any cabling or power supplies for the equipment, without obtaining SAVVIS’ written approval, not to be unreasonably withheld, for Customer to have the work performed or have SAVVIS perform the work. SAVVIS reserves the right to perform and manage any construction or material alterations within the Premises and Customer Environment at rates to be negotiated between the Parties hereto. Notwithstanding the foregoing to the contrary and subject to SAVVIS’ Lease, SAVVIS will allow routine minor cable and wiring alterations for Customer’s solution, provided that it does not alter in a material way the overall SAVVIS-approved design (as determined by SAVVIS in its reasonable opinion) or require any structural modifications to that design or, which would constitute an alteration requiring the prime landlord’s approval under the Lease. SAVVIS will use reasonable efforts to obtain any landlord consent on any alteration that does require landlord consent.

G.    The Customer Environment, installation of Equipment and access to the Premises shall at all times be subject to Customer’s adherence to the generally accepted industry standards, security rules and rules of conduct established by SAVVIS for the Premises. Customer agrees not to erect any signs or devices to the exterior portion of the Customer Environment without submitting the request to SAVVIS and obtaining SAVVIS’ written approval.

H.    All costs of cooling, power, or other equipment associated with fulfilling the SOW which may be made to accommodate Customer servers will be limited to the costs in Exhibit A. Maintenance and operation of data center cooling equipment will be paid by SAVVIS.

I.    SAVVIS guarantees that connectivity to a facility with interconnection to other network carriers will be available, as specified in Exhibit D, so that Customer will be able to interconnect its equipment at the Customer Environment to other network carriers.

V.    INSURANCE.

Customer agrees to maintain, at its expense, during the entire time this Agreement is in effect at least the following insurance
 (i) Comprehensive General Liability Insurance in an amount not less than One Million Dollars ($1,000,000.00) per occurrence for bodily injury or property damage, (ii) Employers Liability in an amount not less than Five Hundred Thousand Dollars ($500,000.00) per occurrence, and (iii) Workers’ Compensation in an amount not less than that prescribed by statutory limits. Upon request subsequent to the Effective Date, Customer shall furnish SAVVIS with certificates of insurance and evidence of property which evidence the minimum levels of insurance set forth herein and which name SAVVIS as an additional insured.

VI.    DEFAULT.

A.    Upon the occurrence of a material breach by Customer of any provision hereunder, which is not remedied within thirty (30) days after SAVVIS provides Customer written notice thereof, SAVVIS reserves the right, in addition to any other remedies which may be available to it, to terminate this Agreement and the services provided to Customer hereunder. In addition, upon the occurrence of any uncured material breach hereunder by Customer, the remaining unpaid balance of the amortized installation charges specified in Exhibit A and thirty-five percent (35%) of the cumulative total of the balance of all monthly payments (at the levels existing at the time of Customer’s uncured breach) remaining on this Agreement shall immediately become due and payable. Notice of monetary default may be sent in any written form allowed pursuant to Section XII. Collection of the amounts specified in this section shall constitute SAVVIS’ sole and exclusive remedy for Customer’s uncured breach of this Agreement, and SAVVIS agrees that it will not seek any additional damages arising from Customer’s uncured breach of this Agreement. Payment of the above amounts by Customer shall be contingent upon SAVVIS simultaneously executing a release of further liability in a form acceptable to Customer.

Subject to the remedies provided for under the SLA which shall be Customer’s sole remedy for SAVVIS’ breach of the SLA, upon the occurrence of a material breach by SAVVIS of any provision hereunder, which is not remedied within thirty (30)

days after Customer provides SAVVIS written notice thereof, Customer reserves the right, in addition to any other remedies which may be available to it, to terminate this Agreement upon written notice to SAVVIS with no further liability to SAVVIS other than payment of all amounts due and owing to SAVVIS through the date of such termination inclusive of any credits that apply to Customer.

B.    At any time during the term of this Agreement, SAVVIS may, at SAVVIS’ sole option, immediately terminate this Agreement if Customer is not then maintaining the Equipment solely for the purpose of originating and/or terminating telecommunications transmissions carried over the SAVVIS backbone, hosting area network, or other network providers or as otherwise set forth in Section I of this Agreement.

VII.    WARRANTIES, REMEDIES AND DISCLAIMERS.

A.    Subject to the limitation on liability and the remedies provided for under the SLA, which shall be Customer sole remedy for SAVVIS breach of the SLA, SAVVIS shall, at SAVVIS’ own expense, defend Customer against any and all claims, cost, expenses or liability (including reasonable attorney’s fees) to the extent arising out of or in connection with the breach of any representations or warranties set forth in this Agreement, or that the Customer Environment, products, Services, or the Connections infringe on any third party’s property or ownership rights. SAVVIS shall, at SAVVIS’ sole option, either (i) settle any such claim, (ii) secure valid rights for Customer’s continued use or (iii) furnish equivalent Customer Environment that is not infringing and that can be used to satisfy the original specifications in SAVVIS’ determination. SAVVIS shall be relieved of its obligation to defend, indemnify and hold harmless the indemnified parties from any such claim solely to the extent that the alleged infringement results from: (a) a modification of the product or services or Connection by or on behalf of the Customer, but only if such modification was not made or authorized by SAVVIS; (b) use of the product or services or Connection by Customer other than in accordance with the terms of this Agreement; (c) use of the product or services or Connections by Customer in combination with any other hardware, software or other materials that causes the product of services or Connection to be infringing, but only if such combination was not made or authorized by SAVVIS. This indemnity and remedy by SAVVIS shall be valid only if (i) Customer gives SAVVIS prompt written notice upon its receipt of any such claim, (ii) Customer provides SAVVIS with all pertinent information in Customer’s possession relative to such claim and (iii) SAVVIS shall have sole control over the settlement or defense of such claim, provided that such settlement is reasonable.

B.    Customer shall defend SAVVIS against any and all claims, cost, expenses or liability (including reasonable attorney’s fees) to the extent arising out of Customer’s use of the Services, or its operation of the Equipment within the Customer Environment. This indemnity and remedy by Customer shall be valid only if (i) SAVVIS gives Customer prompt written notice upon its receipt of any such claim, (ii) SAVVIS provides Customer with all pertinent information in SAVVIS’ possession relative to such claims and
 (iii) Customer shall have sole control over the settlement or defense of such claim, provided that such settlement is reasonable.

C.    SAVVIS warrants that (i) the data center where the Customer Environment is located is capable of cooling a heat density of 209 watts per square foot, provided Customer substantially adheres to the layout in the SOW, as altered from time to time by the mutual agreement of the parties, and (ii) the Premises and the Customer Environment are and shall remain for the Term fit for use as an Internet data center. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, THERE ARE NO WARRANTIES, WHETHER EXPRESS, IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE CUSTOMER ENVIRONMENT, PREMISES, OR SERVICES COVERED OR FURNISHED PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

D.    Each Party shall be liable to the other for damage to property and death or injury to persons if such damage, loss or injury is caused by the negligent or willful acts or omissions of such Party, or its officers, employees, servants, agents, affiliates or contractors, or by the malfunction of any Equipment supplied or operated by said Party.

VIII.    ASSIGNMENT OR TRANSFER.

A.    Neither party may assign this Agreement or any portion hereof without the other party’s prior written consent, which consent shall not be unreasonably withheld, provided that, either party may assign this Agreement or a portion thereof (i) in the event of a merger, (ii) a sale of all or substantially all of its assets; or (iii) to any affiliate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. In the event of an assignment by Customer, the assignee shall be of comparable or better credit standing than Customer, as determined by SAVVIS in its reasonable opinion. In the event of an assignment by SAVVIS, the assignee shall be a service provider of comparable or better quality, as determined by Customer in its reasonable opinion.

B.    Notwithstanding anything to the contrary herein, either party may terminate this Agreement upon six (6) months notice to the other party if either party undergoes a merger, is acquired, or experiences a Change of Control, provided that such notice of termination must to sent to the other party within sixty (60) days of the effective date of the Change of Control or else such right to terminate shall be deemed waived. Such termination will be without further liability on the part of either party, except that in the event that Customer terminates pursuant to this Section VIII.B.,

Customer shall pay SAVVIS an amount equal to the remaining unpaid balance of the amortized installation charges specified in Exhibit A. A Change of Control shall mean, with respect to a party, the occurrence of any of the following events: (a) any consolidation or merger of such party with or into any other entity in which the holders of such party’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of such party representing a majority of the voting power of all of such party’s outstanding voting securities to an acquiring party or group; or (c) the sale of all or substantially all of such party’s assets.

IX.    MODIFICATION

This Agreement may be modified only by a written instrument signed by the party against which the modification is being enforced.

X.    PUBLICITY.

Neither party shall disclose any of the terms and conditions of this Agreement without the prior written consent of the other, provided, however, in any of its sales and marketing materials, SAVVIS may refer to Customer as its customer. Customer shall also be permitted to refer to SAVVIS and SAVVIS’ network and network connections in any of Customer’s sales and marketing materials. For the avoidance of doubt, any press release by either party must be approved in advance by the other party.

XI.    LIMITATION OF LIABILITY.

A.    In no event shall SAVVIS, SAVVIS affiliates, Customer, or any of the parties’ respective officers or employees, be liable, one to the other, for any loss of profit or revenue or for indirect, incidental, special, punitive or exemplary damages incurred or suffered by each other, arising from this Agreement or pertaining to Customer’s use or occupancy of the Customer Environment including, without limitation, damages arising from interruption of electrical power or HVAC services.

XII.    NOTICES.

Any notice required to be given hereunder shall be in writing and shall be deemed to have been delivered when deposited in the United States mail (registered or certified mail), return receipt requested, with adequate postage affixed, or delivered to a national overnight courier service and addressed to the persons set forth herein.

To SAVVIS:

SAVVIS Communications Corporation

12851 Worldgate Drive

Herndon, VA 20170

ATTN: Controller

Copy to:

SAVVIS Communications Corporation

12851 Worldgate Drive

Herndon, VA 20170

ATTN: Legal Department

For Cancellation, disconnection, upgrades or termination notices:

SAVVIS Communications Corporation

12851 Worldgate Drive

Herndon, VA 20170

ATTN: Client Solutions

To Customer:

General Counsel

LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

XIII.    FORCE MAJEURE.

Neither party shall be responsible for any failure to perform its obligations under this Agreement, except for Customer’s obligation to pay for services provided by SAVVIS and received by Customer, if such failure is caused by war, labor strike, terrorist act, fire, flood, earthquake, act of government or other events similar events beyond the reasonable control of the other party. If a Force Majeure event continues for a period of 60 days or longer, either party may terminate this Agreement upon notice to the other party and without further liability.

XIV.    APPLICABLE LAW.

This Agreement is deemed to be entered into in the State of Missouri and shall not become a binding obligation of SAVVIS until it has been executed by an officer of SAVVIS. The parties agree that any dispute arising under this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

XV.    ENTIRE AGREEMENT.

This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby and supersedes any other prior or simultaneous agreement related to such matter.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SAVVIS Communications Corporation	LookSmart, Ltd.

By:	By:

Title:	Title:

Address: 1 SAVVIS Parkway Town & Country, MO 63017	Address: 625 Second Street San Francisco, CA 94107

EXHIBIT A

*	**	Service Order Form

***	Confidential treatment has been requested with respect to portions of this document

EXHIBIT B

Remote Hands Access Services

REMOTE HANDS

RATE INFORMATION:

$100 per hour

PARAMETERS:

2 hours per month included

Minimum billing ½ hour per incident

Additional time rounded to next ¼ hour

Total time calculated and invoiced monthly

Response Time: SAVVIS will make reasonable effort to commence a response within thirty (30) minutes from SAVVIS Network Control Center’s receipt of call from Customer and SAVVIS’ opening of a ticket.

OTHER SERVICES

Change and Change Fees

There will be no charge for DNS reverse map registrations.

SAVVIS may charge up to $500 per Change and 100% of any third party and out of pocket expenses SAVVIS incurs or will incur for any such change. SAVVIS reserves the right to reject any such Change request. In the event of a Change, SAVVIS reserves the right to delay the originally mutually agreed upon installation date and extend such date by a number of days reasonable to SAVVIS in its opinion. Charges will be communicated in writing prior to work commencing.

Per Supplemental Order (“Sup”) - Any Customer-requested Changes to circuit delivery timeframes.

Up to $500 per Sup.

Technician Charges

Per Technician Turnaway - $200

Note:    SAVVIS reserves the right to change the rates and parameters set forth herein from time to time with notice.

Note:    In the event that Customer is unavailable at the mutually agreed upon Connection testing and activation time, Customer may be rescheduled to a date that is 3 or more business days from the date that the parties make contact.

EXHIBIT C

SERVICE LEVEL AGREEMENT (“SLA”)

FOR ON-NET CO-LOCATION

I.	Definitions

A.	The “Main Agreement” is the Co-Location Agreement to which this SLA is an exhibit.

B.	“Facility Downtime” is any service interruption, only if such interruption is due to either a facility power failure or an environmental control failure.

C.	A “Facility” means the building in which the racks are located.

D.	A “Network Downtime” means any interruption of (60) sixty seconds or more in the availability of the connection between (1) the equipment provided by the Customer and the equipment provided by SAVVIS and the Internet. SAVVIS takes no responsibility for the circuit or link between SAVVIS routing equipment and routing equipment owned and maintained by other carriers. Network Downtime cannot result from or for any of the following reasons:

(1)	The failure of equipment that is not fully owned and managed by SAVVIS;

(2)	Scheduled (scheduled maintenance set forth in the SAVVIS website and provided in writing to the technical contacts provided by Customer) or emergency maintenance performed at SAVVIS’ initiative;

(3)	Maintenance or service interruptions requested by Customer;

(4)	Customer’s acts or failure to act in a timely and/or proper manner when notified to do so by SAVVIS (including, without limitation, Customer’s failure to permit entry by SAVVIS or make facilities or components available to SAVVIS for testing or repair; or otherwise to comply with SAVVIS’ instructions and service requirements); or

(5)	A doubling of data transmitted above the committed data transmission rate specified in the most recent Service Order for the Customer if the committed rate is in excess of 10mbps.

III.	Maintenance

SAVVIS will perform maintenance in accordance with the Maintenance provision Section IV.E of the Main Agreement. SAVVIS reserves the right to perform emergency maintenance as needed. SAVVIS will make commercially reasonable efforts to inform Customer prior to performing scheduled or emergency maintenance. If such advance notice is not possible, SAVVIS shall notify Customer about such emergency maintenance as soon as is practicable.

IV.	Service Level Agreement for facility uptime

A.	SAVVIS guarantees an overall availability of 100% for the Facility.

B.	If Customer requests a credit for Facility Downtime, and such request is validated by SAVVIS, SAVVIS shall credit the Customer in accordance with the provisions hereunder:

If in one calendar month the Facility Downtime exceeds 1 minute, the Customer will be entitled to a credit towards the invoice which Customer receives two months following the month in which the Facility Downtime was reported. For the purpose of determining the amount of any credit, Facility Downtime will be deemed to commence when SAVVIS opens a “trouble ticket” to track such Facility Downtime and will be deemed to end when SAVVIS has restored availability and closed the applicable “trouble ticket” unless Customer provides technical documentation to establish the exact time(s) of the beginning and/or end of the downtime. A trouble ticket will be opened within 5 minutes of SAVVIS discovering the Outage or within 5 minutes of Customer notifying by telephone the SAVVIS Operations Center of the Outage. The Customer will not be entitled to receive a credit if (i) Customer has violated the SAVVIS Acceptable Use Policy (AUP), or (ii) Customer is greater than 45 days late in its invoice payment.

C.	The amount of the credit will be determined as follows:

(1)	If there is Facility Downtime for more than 1 minute but less than 1 hour in any calendar month, Customer shall be entitled to a credit of 10% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Facility Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(2)	If there is Facility Downtime for more than 1 hour but less than 2 hours in any calendar month, Customer shall be entitled to a credit of 15% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Facility Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(3)	If there is Facility Downtime for more than 2 hours, but less than 3 hours in any calendar month, Customer shall be entitled to a credit of 25% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Facility Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(5)	If there is Facility Downtime for more than 3 hours, but less than 5 hours in any calendar month, Customer shall be entitled to a credit of 50% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Facility Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(6)	If there is Facility Downtime for more than 5 hours, but less than 7 hours in any calendar month, Customer shall be entitled to a credit of 75% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Facility Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(7)	If there is Facility Downtime for more than 7 hours in any calendar month, Customer shall be entitled to a credit of 100% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Facility Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

V.	Service Level Agreement for network uptime

A.	SAVVIS guarantees an overall availability of 100% for the network.

B.	If in one calendar month the Network Downtime exceeds 1 minute, the Customer will be entitled to a credit towards the invoice that Customer receives two months following the month in which the Network Downtime was reported. For the purpose of determining the amount of any credit, a Network Downtime will be deemed to commence when SAVVIS opens a “trouble ticket” to track such Network Downtime, and will be deemed to end when SAVVIS has restored availability of the System and closed the applicable “trouble ticket” unless Customer provides technical documentation to establish the exact time(s) of the beginning and/or end of the downtime. A trouble ticket will be opened within 5 minutes of SAVVIS discovering the Outage or within 5 minutes of Customer notifying by telephone the SAVVIS Operations Center of the Outage. The Customer will not be entitled to receive a credit if (i) Customer has violated the SAVVIS Acceptable Use Policy (AUP) or (ii) Customer is greater than 45 days late in paying its invoice.

C.	The amount of the credit will be determined as follows:

(1)	If there is Network Downtime for more than 1 minute but less than 1 hour in any calendar month, Customer shall be entitled to a credit of 10% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Network Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(2)	If there is Network Downtime for more than 1 hour but less than 2 hours in any calendar month, Customer shall be entitled to a credit of 15% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Network Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(3)	If there is Network Downtime for more than 2 hours, but less than 3 hours in any calendar month, Customer shall be entitled to a credit of 25% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Network

Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(4)	If there is Network Downtime for more than 3 hour but less than 5 hours in any calendar month, Customer shall be entitled to a credit of 50% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Network Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(5)	If there is Network Downtime for more than 5 hour but less than 7 hours in any calendar month, Customer shall be entitled to a credit of 75% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Network Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

(6)	If there is Network Downtime for more than 7 hours in any calendar month, Customer shall be entitled to a credit of 100% of that month’s invoice for the portion of the invoice that corresponds to the Facility in which the Network Downtime occurred, excluding the power cost which shall be billed at its full rate and not included in the credit calculation.

VI.	Temperature

A.	The temperature in the Data Center (defined as the raised floor space area) will be 70 degrees Fahrenheit +/- 2 degrees at all times. Temperature may be measured at any points in the Premises of SAVVIS’ choosing provided that those points are within 2 feet of Customer’s equipment in the Customer Environment.

B	Environmental Outage: If an excess temperature condition persists for 60 consecutive days, Customer may give written notice of intent to terminate the Agreement and any Connections or other services coterminous with it, which termination will take effect after 30 days if in that time the excess temperature condition has not been corrected.

VII.	Applying for Credit

In order to receive any credit, Customer must notify SAVVIS, in writing, within thirty (30) days from the time Customer becomes eligible to receive such credit (i.e. the Trouble Ticket is closed). Customer’s failure to notify SAVVIS within that period shall result in the waiver of Customer’s right to receive any such credit. Credits under the SLA will be paid to Customer in accordance with the SLA only if Customer is not in default of the Agreement or was not in default of the Agreement during the period in which the deficiency occurred.

VIII.	Force Majeure

An Outage shall not be deemed to occur upon the occurrence of routine maintenance or upon the occurrence of an act outside of the control of SAVVIS, such as loss of power at the Customer premises or an act of nature. Notice for routine maintenance shall be provided via the SAVVIS website and provided in writing to the technical contacts provided by Customer.

Exhibit D

Statement of Work

(To be provided)

Exhibit E

Internet SLA for Premium Bandwidth

Premium Bandwidth Internet Access

Service Level Agreement

1.	SAVVIS Service Level Targets

North America

Regions: North America – East (NA-E), North America – Central (NA-C), North America – West (NA-W)

Average Packet Loss On-Net Off-Net	< 1.00% < 5.00%

Average Off-Net Latency	< 200 ms

South America

Regions: South America (SA)

Average Packet Loss	< 1.50%

Europe

Regions: Europe – East (EE), Europe – West (EW)

Average Packet Loss	< 1.00%

Asia/Pacific Rim

Regions: Asia/Pac Rim – North 1 (AP-N1), Asia/Pac Rim – North 2 (AP-N2),

Asia/Pac Rim – South (AP-S), Asia/Pac Rim – Australia (AP-A)

Average Packet Loss	< 1.50%

Global On-Net Average Latency

Region	NA-E	NA-C	NA-W	E-E	E-W	AP-N1	AP-N2	AP-S	AP-A	SA
NA-E	85 ms	105 ms	145 ms	215 ms	155 ms	320 ms	325 ms	340 ms	370 ms	290 ms
NA-C	105 ms	85 ms	105 ms	265 ms	205 ms	290 ms	295 ms	310 ms	340 ms	330 ms
NA-W	145 ms	105 ms	85 ms	320 ms	265 ms	250 ms	255 ms	270 ms	300 ms	360 ms
E-E	215 ms	265 ms	320 ms	130 ms	150 ms	440 ms	455 ms	470 ms	500 ms	450 ms
E-W	155 ms	205 ms	265 ms	150 ms	100 ms	420 ms	425 ms	440 ms	470 ms	400 ms
AP-N1	320 ms	290 ms	250 ms	450 ms	420 ms	110 ms	105 ms	140 ms	260 ms	540 ms
AP-N2	325 ms	295 ms	255 ms	455 ms	425 ms	105 ms	105 ms	90 ms	210 ms	545 ms
AP-S	340 ms	310 ms	270 ms	470 ms	440 ms	140 ms	90 ms	110 ms	180 ms	560 ms
AP-A	370 ms	340 ms	300 ms	500 ms	470 ms	260 ms	210 ms	180 ms	120 ms	590 ms
SA	290 ms	330 ms	360 ms	450 ms	400 ms	540 ms	545 ms	560 ms	590 ms

SAVVIS also guarantees 15 minute Pro-active Notification on all circuit Outages for all Connections.

2.    Definitions

Unavailability (Outage) is defined as any network event resulting in downtime during which a Customer cannot pass traffic for a period in excess of five (5) minutes, provided that such Outage is on the SAVVIS network and not caused directly or indirectly by Customer.

An Outage shall be deemed to commence upon the opening of a trouble ticket (“Ticket Open”) with the SAVVIS Network Control Center and shall be deemed to terminate upon the restoration of service. An Outage shall not be deemed to occur upon the occurrence of routine maintenance (communicated in writing in advance to the technical contacts provided by Customer) or upon the occurrence of an act outside of the control of SAVVIS such as loss of power at the customer premises or an act of nature.

Core network: Core network is defined as the SAVVIS network between SAVVIS Points of Presence (POPs), meaning all network elements from the ingress customer network port on the network node to the egress customer network port on the network node. Local access and customer premise equipment are specifically excluded.

Edge: Edge is defined as inclusive of customer network port, local access, and customer premise equipment, measured end to end.

Latency1:

Average Latency
within each Region	= Sum of day’s Latency readings within Region in milliseconds
Total readings counted in a day within Region
Average Latency
between Regions	= Sum of day’s Latency measurements between relevant Regions in milliseconds
Total readings counted in a day between relevant Regions

Latency is defined as the time required for a packet to travel round trip, either within or between Regions.

End to end Latency guarantee can be calculated by adding the corresponding access serialization and CPE delay to the Latency matrix above.

Access Circuit	Additional Delay (per site)
64 Kbps	20 ms
128 Kbps	12 ms
256 Kbps	8 ms
512 Kbps	6 ms
768 Kbps	5 ms
T1 and above	5 ms

1 See Measurement

Measurement: SAVVIS captures service level metrics using active monitoring systems, which gather statistics on a regular basis using Internet Control Message Protocol (ICMP)-based round trip data between specified service level measurement points. The data generated within each region is then averaged to produce an average service level measurement. Among the average figures calculated are regional Packet Loss and Latency.

Service Level Measurement Points:

North America:	New York, Atlanta, Chicago, St. Louis, Dallas, Seattle, Los Angeles, San Francisco
Europe:	London, Frankfurt
Asia/Pac Rim:	Tokyo, Hong Kong, Singapore, Sydney
South America:	Sao Paolo (future)

On-Net: On-Net is defined as any services which are exclusively delivered across the SAVVIS Core Network and are fully managed and supported by SAVVIS.

Off-Net: Off-Net is defined as any service that is not exclusively delivered across the SAVVIS Core Network nor fully managed and supported by SAVVIS.

Packet Loss1:

Average Packet Loss
within each Region (%)	= Sum of packets lost within the Region per day *100
Total packets sent within the Region per day
Average Packet Loss
between Regions (%)	= Sum of packets lost between relevant Regions per day * 100
Total packets sent within relevant Regions per day

Average Packet Loss (%) for each Region is defined as the average percentage of packets not delivered when sent either within or between Regions.

The Packet Loss guarantee between Regions is the lesser of the regional guarantees in Section 1.

1 See Measurement

Pro-Active Notification:

SAVVIS will contact all Customers within fifteen (15) minutes of any circuit Outage. Notification will be via e-mail and phone and will be provided to the Primary Technical Contacts as provided to SAVVIS by the Customer in the SAVVIS Order Form or as provided in writing by Customer to SAVVIS.

Redundant Edge: Redundant Edge is defined as a customer implementation where more than one local access, SAVVIS-managed customer premise equipment, and customer network port has been put in place with diverse routing for resiliency purposes, measured end to end.

Region: Is defined as below:

North America:        Canada and USA

North America – East (NA-E):	USA & Canada, Eastern Standard Time
North America – Central (NA-C):	USA & Canada, Central Standard Time
North America – West (NA-W):	USA & Canada, Mountain & Pacific Standard Time

South America:        Brazil, Chile, Venezuela

Europe: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Luxembourg, Netherlands,

                Norway, Poland, Spain, Sweden, Switzerland and UK

Europe – East (EE):	Hungary, Poland
Europe – West (EW):	Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Luxembourg, Netherlands, Norway, Spain, Sweden, Switzerland and UK

Asia/Pacific Rim: Australia, Hong Kong, Japan, Korea, Malaysia, New Zealand, Taiwan and Singapore

Asia/Pac Rim – North 1 (AP-N1):	Japan and Korea
Asia/Pac Rim – North 2 (AP-N2):	Hong Kong and Taiwan
Asia/Pac Rim – South (AP-S):	Malaysia and Singapore
Asia/Pac Rim – Australia (AP-A):	Australia, New Zealand

Scheduled Maintenance Windows:

Scheduled Maintenance can be viewed at: http://www.savvis.net/customer/index.html

Tuesday 2am - 6am*

Thursday 2am - 6am*

Saturday 4am - 8am*

* All times listed under Scheduled Maintenance Windows are local times and subject to change. SAVVIS will use commercially reasonable efforts to perform routine maintenance only during the Saturday maintenance window. The Tuesday and Thursday windows are reserved for emergency maintenance.

3.    Credits

Latency:

For each day during which Latency exceeds targets listed in Section 1, SAVVIS will credit 1/30th of that month’s invoice for the portion of the invoice that corresponds to the Connection in which Downtime occurred excluding the power fees and Co-location fees which shall be billed at its full rate and not included in the credit calculation.

Packet Loss:

For each day during which Packet Loss exceeds targets listed in Section 1, SAVVIS will credit 1/30th of at month’s invoice for the portion of the invoice that corresponds to the Connection in which Downtime occurred excluding the power fees and Co-location fees which shall be billed at its full rate and not included in the credit calculation.

Pro-Active Notification:

If SAVVIS fails to provide Pro-Active Notification to the Customer within 15 minutes of an Outage, SAVVIS will credit 5% of monthly billed, site revenue per affected site not receiving Pro-Active Notification.

Credits:

SAVVIS will credit a Customer’s invoice for SAVVIS’ failure to meet the Service Level Targets as stated in Section 1 and defined in Section 2. If the Customer is credited for the failure to meet a Network Downtime target in the On-Net Co-location Services SLA, the Customer will not be eligible to receive additional credits for Packet Loss or Latency. The Customer will be eligible for credit for failure by SAVVIS to provide Pro-Active Notification to Customer within 15 minutes of an Outage.

The sum of all credits paid to the Customer per month under this SLA shall not exceed 50% of total monthly invoice for Premium Bandwidth and excluding the power fees and Co-location fees which shall be billed at its full rate and not included in the credit calculation.

The Customer will be responsible for notifying SAVVIS of any breach(es) of the Service Levels Targets within 30 days of the occurrence of the breach. Such notification shall include any reasonable proof of such breach in order to receive credit. Credits will be applied to the following month’s bill.

The Customer will also be responsible for assisting SAVVIS in the restoration of service, including but not limited to, allowing access to customer machine rooms, engaging in network diagnostics, and providing LAN support personnel. Failure to do so may void the credits on the affected breach.

4.    Termination

Customer shall have the option to terminate any Connection with respect to which:

(a)    in any two (2) consecutive months, SAVVIS (i) fails to achieve the stated service levels with respect to Latency or Packet Loss or (ii) has cumulative Outages (including Network Downtimes) that equal or exceed four (4) hours per month per Connection; or

(b)    at any given time, SAVVIS has Outages (including Network Downtimes) that equal or exceed eight (8) consecutive hours per Connection (each a “Termination Event”).

(each a “Termination Event”).

Customer shall have the option to terminate the Agreement when

(a)	in any two (2) consecutive months, SAVVIS has cumulative Facility Downtimes that equal or exceed four (4) hours per month; or

(b)	at any given time, SAVVIS has Facility Downtimes that equal or exceed eight (8) consecutive hours;

(each a “Termination Event”).

In the event a Termination Event occurs and Customer desires to terminate the Connection with respect to which such Termination Event occurred, , all Connections, or the Agreement as a whole, Customer shall provide SAVVIS with written notification detailing the performance deficiency(ies) giving rise to the Termination Event, which notice must be sent within thirty (30) days following the end of the third deficient calendar month for clause (a) above or deficient calendar month for clause (b) above, as the case may be. SAVVIS will then have thirty (30) days from the receipt of Customer’s notification to remedy the deficiency(ies) by (i) meeting the service levels with respect to Latency and Packet Loss, and (ii) not having an Outage that equals or exceeds eight consecutive hours per site during such 30-day cure period. If SAVVIS fails to meet the service levels with respect to Latency and Packet Loss or has an Outage that equals or exceeds eight (8) consecutive hours per site or has cumulative outages that equal or exceed 4 hours per month within such 30-day cure period, Customer will have the option to cancel the applicable Connection, all Connections, or the Agreement as a whole upon SAVVIS’ receipt of written notice. Such termination shall be without any further obligation to SAVVIS other than the payment of all amounts due and owing to SAVVIS through the date of such termination inclusive of any credits that apply to Customer. Failure by Customer to provide SAVVIS with timely notifications as set forth herein, will be deemed a waiver by Customer of this termination right.

Exhibit F

Standard Product Offering

Products-

•	SAVVIS Intelligent Rack(s)
•	20A Power Circuit(s)
•	FE Port(s)
•	Power Strip(s)
•	Cross Connect(s)

Services-

•	SAVVIS Full Server Management Services
•	SAVVIS Server Monitoring
•	SAVVIS Load Balancing
•	SAVVIS Shasta Firewall Services
•	SAVVIS SAN Services
•	SAVVIS Managed Back-up Services
•	SAVVIS Web Trends Basic Service

Exhibit G

Initial SOW Proposal

Price Inclusive Components:

➢	SAVVIS will perform all wiring for the Racks for the customer
➢	Provide Standard bandwidth utilization and metered Electrical reporting
➢	Pushing a button or toggling a switch – “Remote Hands” available as optional value-add service
➢	Securing and connecting cabling and connectors

Colocation Pricing for Looksmart
Colocation Product Description	5 Year Monthly Recurring Price < 5,000 sq. ft.	5 Year Monthly Recurring Price 5,000+ sq. ft.	Install/Setup One-time Prices
Square Footage			See Build out Costs
Power for Caged Area			See Build Out Costs
Power for Mechanical and Cooling (calculated using proportional load)	***	***	None
Internet Bandwidth - SAVVIS Standard 100mbps Minimum Commit			See Build Out Costs
Internet Bandwidth - SAVVIS Premium PNAP 45mbps Minimum Commit			See Build Out Costs

Optional Colocation Services for Looksmart
Colocation Product Description	5 Year Monthly Recurring Price < 5,000 sq. ft.	5 Year Monthly Recurring Price 5,000+ sq. ft.	Install/Setup One-time Prices
Remote Hands Access – No Committment			N/A
Remote Hands Access – 100 Hour Committment	***	***	N/A
Customer Provided Bandwidth – Access Charge			$5,000

The costs below are “Not to Exceed” estimates provided by SAVVIS. Actual costs will be determined after a layout, design and project plan have been agreed to by Looksmart and SAVVIS.

Colocation Build Out Costs for Looksmart
Colocation Product Description	Install for 3,000 sq. ft.	Install for additional 2,000 sq. ft.	Description
Cage	***	***	Caged environment to enclose 3,000 usable sq. ft. of space. Includes all materials and Labor to install.

***	Confidential treatment has been requested with respect to portions of this document

Power and Electrical	***	Labor & material for 4 circuits to each high density rack and 2 circuits to each telco rack @120v 20a whips of 15’, 20’ & 30’ each whip will have a L520 receptacle

Mechanical		Ducted returns from each CRAC unit to the high density racks for proper loading of cooling system and to supply proper air balancing from all supporting CRAC units.

Fiber/Wire Trays and Rack Installation		Fiber and Cable Tray in LookSmart’s Caged Area. Includes fiber connectivity and associated raceway from Savvis’ Hosted Area Network to Looksmart’s caged area, installation and securing of all racks and cutting of the floor tile under each rack

Metering Software		Purchase and installation of meters and software to for Looksmart’s caged environment.

IP Enabled Camera’s		Labor to install 15 IP Enabled CCTV camera’s in Looksmart’s caged environment. $400 per camera.

Perf. Floor Tiles		30 @ $75 ea.

Total-	***

***	Confidential treatment has been requested with respect to portions of this document